Exhibit 2.1

ASSET SALE AGREEMENT

This ASSET SALE AGREEMENT (“Agreement”) is dated as of this 4th day of December, 2019, by and among Carriage Funeral Holdings, Inc., a Delaware corporation, and/or its affiliated assignee as permitted hereunder (all of the foregoing individually and collectively herein referred to as “Buyer”) and StoneMor California, Inc., a California corporation, and StoneMor California Subsidiary, Inc., a California corporation, (the foregoing two California corporations individually and collectively herein referred to as “Seller”). Seller and Buyer are sometimes hereinafter collectively referred to as the “parties” and individually as a “party”.  Capitalized terms used herein not initially defined are subsequently defined hereinafter.

W I T N E S S E T H:

WHEREAS, Seller owns and operates Oakmont Memorial Park, Oakmont Funeral Home, Redwood Chapel, Inspirational Chapel and Oakmont Crematory located at 2099 Reliez Valley Road, Lafayette, Contra Costa County, CA 94549 (collectively the “Business”);

WHEREAS, the assumed, fictitious or trade names Oakmont Memorial Park and Mortuary, Oakmont Mortuary, Oakmont Funeral Home and Oakmont Crematory of the cemetery, funeral home and crematory, and any variations thereof, are hereinafter collectively referred to as the “Trade Names”;

WHEREAS, the parties desire to provide for the sale and transfer of substantially all of the assets of the Business to Buyer as allocated by Buyer between them, including certain of the personal property located at, used exclusively in connection with, and arising out of, such Business, together with the real estate utilized in the Business, in exchange for cash, upon the terms and subject to the conditions herein set forth; and

WHEREAS, this Agreement sets forth the terms and conditions to which the parties have agreed;

NOW, THEREFORE, in exchange for cash, other consideration and in consideration of the premises and the mutual covenants, agreements, representations and warranties herein contained, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

Purchase and Sale

Section 1.1.Transfer of Assets.  Subject to the terms and conditions of this Agreement, Seller does hereby agree to sell, transfer, convey and deliver to Buyer, and Buyer does hereby agree to purchase and accept from Seller, the following property and rights located at, used exclusively in connection with and arising out of the Business (collectively, the “Assets”):

(a)All that certain real property more particularly described in Schedule 1 to this Agreement, together with all buildings, structures , improvements, fixtures, benefits, rights and appurtenances thereto belonging or pertaining (the “Real Property”);

(b)All items of furniture, fixtures, equipment, and other tangible personal property owned by Seller located at the Real Property and used by Seller exclusively in the operation of the Business, including those items listed on Schedule 2 to this Agreement;

(c)All automobiles, trucks, and other vehicles listed on Schedule 3 to this Agreement, which shall be paid in full and free and clear of any debt or liens prior to the time of Closing;

(d)All merchandise inventory described on Schedule 4 to this Agreement, including merchadsie constructively delivered to purchasers and being stored on their behalf, subject to any increases or decreases in said merchandise inventory which may result from the ordinary course of Seller’s subsequent operation of the Business until the Effective Time (“Inventory”), and all Services in Progress (as hereinafter defined);

(e)All right, title and interest of Seller in all leases as tenant, contracts, agreements and commitments listed on Schedule 5 to this Agreement and any other leases, contracts, agreements and commitments entered into exclusively in connection with the Business, including written employment agreements for any employee of the Business hired by Buyer;

(f)All unperformed at-need and preneed funeral, crematory and/or cemetery merchandise (including interment, entombment and inurnment rights) and/or services agreements sold by the Business, subject to any increases or decreases in said agreements which may result from the ordinary course of Seller’s subsequent operation of the Business until the Effective Time, including such agreements of prior owners of the Business for which Seller remains liable (the “At-Need Agreements” or “Preneed Agreements”, as applicable), including contracts and accounts receivable associated therewith (including those listed on Schedule 6 to this Agreement);

(g)All interests of Seller in all proceeds of insurance policies relating to or arising from Preneed Agreements, setting forth the amounts insured thereunder, including those described in

Schedule 7 to this Agreement, subject to any increases or decreases in said insurance which may result from the ordinary course of Seller’s subsequent operation of the Business until the Effective Time,;

(h)All interests of Seller in those funds trusted pursuant to trust funded Preneed Agreements (“Preneed Trust Funds”), (excluding Preneed Trust Funds related to Preneed Agreements that have been serviced by Seller prior to the Effective Time and distributions of income to which Seller is entitled prior to the Effective Time), and all interests of Seller in those funds trusted from interment, entombment and inurnment rights sales deposited in an endowment care fund for the benefit of the Business (“Endowment Care Funds”), (excluding distributions of income from Endowment Care Funds to which Seller is entitled prior to the Effective Time); including those trust funds listed in Schedule 8 to this Agreement, subject to changes hereafter in valuations of trust funds and changes from any required deposits from subsequent sales, payments and permitted withdrawals in ordinary course of Seller’s operation of the Business until the Effective Time.;

(i)All accounts and notes receivable generated in the operation of the Business including, without limitation, those listed on Schedule 9 to this Agreement, subject to any increases or decreases in said receivables which result from the ordinary course of Seller’s subsequent operation of the Business until the Effective Time, but not including any receivables due from insurance companies or trust funds as a result of the performance by the Business, or other termination or cancellation of Preneed Agreements prior to the Effective Time;

(j)All utility and other deposits previously paid to and/or now held by third parties as of the Effective Time and required to remain on deposit in connection with the operation of the Business; and

(k)The goodwill of Seller in the Business, together with all lists of present or former customers of the Business, all on-site physical business books, documents, records, files databases and reports relating to the Business that are beneficial and useful to Buyer in continuing the Business (collectively, the “On-Site Documents”), the wired telephone numbers and listings for the Business, all transferable government licenses and Permits of the Business, and all of Seller’s right, title and interest in and Seller’s rights to use the Trade Names and derivatives of those Trade

Names, in the trade areas in which those names are currently utilized, subject to any applicable Laws allowing third parties to use the same names.

Section 1.2.  Excluded Assets. Notwithstanding anything to the contrary set forth herein, Seller shall not transfer, convey or assign to Buyer the following assets:  (a) cash and cash equivalents, unrelated to Preneed Trust Funds and Endowment Care Funds or deposits required thereto (b) all Trust Funds or insurance proceeds related to Preneed Agreements that have been serviced or performed by the Business prior to the Effective Time, (c) the name “StoneMor” or any variation thereof and any name associated therewith, (d) all trademarks, trade names, brand names, service marks, copyrights, website content, domain names, labels, logos, slogans and all other devices used to identify any product, service or businesses of Seller or an Affiliate (defined below) of Seller, whether registered or unregistered or protected at common law, and any applications for registration or registrations thereof, or any other intellectual property rights that are related to or also used by Seller or their Affiliates, except for such rights as are used exclusively in connection with the Business, (e) all accounting, operating or other administrative systems which are used by one or more business(es) owned by Seller or their Affiliates that are not exclusively used in the Business, including but not limited to CARLB, HMIS, VICS, DIPS, Docuserve, Lawson and Simplicity, (f) all marketing materials, website content, forms of At-Need Agreements and Preneed Agreements, pricing materials and templates, training materials, policy and procedure manuals and other proprietary materials of Seller or their Affiliates in hard copy or electronic form which are not used exclusively by the Business, (g) all contracts or agreements that benefit one or more businesses owned by Seller or their Affiliates that are not included in the Business, including, without limitation, merchandise supply agreements and any master vehicle leases, (h) all computer servers, McAfee anti-virus, Computrace, and Viewfinity or other software not used exclusively by the Business (i) building plaques bearing the name “StoneMor”, (j) items located at the Business that are owned by a person other than Seller, including items leased by Seller from third parties not part of the Assumed Contracts, (k) inter-company accounts receivable, (l) accounts receivable related to Preneed Agreements that have matured and been serviced prior to the Effective Time, (m) wireless telephone numbers and pager numbers and all wireless communication devices, (n) credit card terminals, (o) corporate,  partnership and/or limited liability company records, minutes and records of shareholders’, partners’, directors’, members’

and managers’ meetings, (p) off-site general ledgers and related books, (q) off-site employee records and books that do not relate directly to the Business,  (r) all rights that Seller may have against Buyer under this Agreement, (s) all electronic sales tablet kits and associated equipment including but not limited to TIN pads, printers, scanner and intellectual property related to sales tablets, (t) a 50% interest in any net royalties received from all oil, gas and other minerals in and under the Real Property during the three years following the Closing Date if they become producing interests within such period (it being understood that Buyer shall have no obligation, and Seller shall have no authority, to  develop or to attempt to develop, any such interests), (u) all assets utilized to fund benefits under, or constituting assets of, or relating to, any Seller Employee Plan (as hereinafter defined), and (v) all other assets of Seller which are not used exclusively  or primarily in the ownership, operation or maintenance of the Business and which are not necessary to the continued operation of the Business in a manner consistent with Seller’s past practices.  All property retained by Seller described above in this Section 1.2 shall be hereinafter collectively referred to as the “Excluded Assets.”  Except as specifically excepted above, it is intended that the assets, properties and rights of the Business to be sold to Buyer shall include all of the assets, properties and rights reflected in the foregoing Schedules to this Agreement, other than those assets, properties and rights that may have been disposed of in the ordinary course of business prior to the Effective Time, but including all similar assets, properties and rights that may have been acquired in the ordinary course of business since the date of such listings and prior to the Effective Time.

Section 1.3.Consideration for Assets Payable at Closing.  On the terms and subject to the conditions of this Agreement, Buyer, in consideration for the transfer and delivery to it of the Assets as herein provided, will, in addition to the assumption of liabilities set forth in Section 1.4 below, pay to Seller at Closing the sum of Thirty-three Million Dollars ($33,000,000) (the “Purchase Price”), less a Five Million Dollar ($5,000,000) nonrefundable deposit (the “Nonrefundable Deposit”) previously paid by Buyer to Seller on account of the Purchase Price, in cash, to be delivered by bank wire transfer of immediately available funds to such account as Seller shall designate to Buyer.

Section 1.4.Assumption of Liabilities; Retained Liabilities.

          Section 1.4.1.  Assumed Liabilities.  From and after the Effective Time, Buyer agrees to assume and timely pay and perform the following liabilities and obligations (collectively, “Assumed Liabilities”):

(a)the obligations of Seller under and pursuant to the terms and conditions of the At-Need Agreements and Preneed Agreements, including any certificates or benefits associated therewith, as well as all Services in Progress (as defined below);

(b)(i) the obligations of the Business under and pursuant to the terms and conditions of those contracts included in Schedule 5 to this Agreement, (ii) any other contracts, leases, rental agreements and commitments entered into or assumed by Seller exclusively in connection with the Business, in each case under this clause (ii) that do not individually have a payment liability of more than $5,000 annually or in the aggregate more than $25,000 per year (it being understood that any payment liability in excess of the $5,000 or in excess of the aggregate $25,000 shall be a Retained Liability), and (iii) any other non-material, non-monetary accommodation offered to a former owner (all of the foregoing in clauses (a) and (b) collectively, “Assumed Contracts”);

(c)upon the transfer of the Preneed Trust Funds and Endowment Care Funds, Buyer will assume and thereafter in due course pay, perform and discharge the liabilities and obligations of Seller arising from and after the Effective Time under the terms of or in connection with the Preneed Trust Funds, Endowment Care Funds and Preneed Agreements;

(d)all obligations and liabilities of the Business or Seller identified with reasonable particularity in any Inspection Report;

(e)   intentionally omitted.

(f) obligations, liabilities, and/or duties relating to or arising from the Business from and after the Effective Time;

provided, however, that anything in this Agreement to the contrary notwithstanding, Buyer shall not assume or be responsible for any Liabilities or obligations which (i) are not Assumed Liabilities or (ii) arise from any breach or default by Seller under any Assumed Contract, Permit, Preneed Trust Funds, Endowment Care Funds, applicable Law or otherwise.

Section 1.4.2.Except as provided in Section 1.4.1 hereof, Seller shall retain, and Buyer shall not assume or be responsible or liable with respect to, any Liabilities of the Business that precede the Effective Time (except as specifically provided in clause (g) of this Section 1.4.2), whether or not arising out of or relating to the conduct of the Business by Seller, whether fixed or contingent or known or unknown (collectively, the “Retained Liabilities”), including, without limitation, the following:

(a)Liabilities relating to any Excluded Asset irrespective of whether such liability relates to the period before or after the Effective Time;

(b)Liabilities of Seller that constitute trade or account payables;

(c)Liabilities of Seller arising under or relating to any Assumed Contract to the extent such Liabilities arise from any breach or default by Seller (or any of their Affiliates) under any Assumed Contract that occurs prior to the Effective Time (for the avoidance of doubt, obligations under Assumed Contracts that first arise after the Effective Time (other than due to the breach or default the by Seller) shall be Assumed Liabilities);

(d)Liabilities of Seller arising under or relating to any Contract other than an Assumed Contract or a Preneed Agreement;

(e)Liabilities with respect to (A) any Employee Plan maintained, sponsored, contributed to or required to be contributed to, or participated in by Seller or any of their Affiliates or any of their ERISA Affiliates for the benefit of or relating to any current or former employee of the Business (“Seller Employee Plan”) and the amendment to or the termination of any Seller Employee Plan, or (B) any person at any time employed by Seller or any of their Affiliates or any of their ERISA Affiliates (including, without limitation, any such person who fails to accept an offer of employment by Buyer or any of their Affiliates), and any such person’s spouse, children, other dependents or beneficiaries, with respect to any such person’s employment or termination of employment by Seller or any of their Affiliates or any of their ERISA Affiliates including, without limitation, claims arising under health, medical, dental, disability, and any associated underfunding liability, or other benefit plan, or other Seller Employee Plan, or as a result of the misclassification of such employee under the Fair Labor Standards Act or other applicable Law, for products, supplies or services provided or rendered prior to the Effective Time;

(f)Seller’s deferred sales commissions;

(g)Liabilities of Seller based, in whole or in part, on violations of Law or environmental conditions occurring or existing prior to the Effective Time and arising out of or relating to Environmental Requirements, except to the extent that such Liabilities are identified with reasonable particularity in any Environmental Report;

(h)Except as otherwise specifically provided in this Agreement, all Liabilities of Seller for any Tax for (A) operations of the Business prior to the Effective Time; (B) the transfer of the Assets; and (C) income earned by the Preneed Trust Funds and the Endowment Care Funds through the Effective Time;

(i)Liabilities of Seller arising out of or relating to any Proceeding to which Seller or any Affiliate is a party, including without limitation any of the matters referenced on Schedule 10 hereto; and

(j)Liabilities of Seller to any Affiliate.

Section 1.5.Prorations; Services in Progress; Transaction Taxes; Preneed Trust Fund Taxes.

(a)Seller shall be responsible for all Taxes arising as a result of the operation of the Business or ownership of the Assets prior to the Effective Time. At Closing, real and personal property Taxes relating to the Business and the Assets and any lease payments shall be prorated as of the Closing Date.

(b)All revenues from and direct costs for merchandise paid to third parties (including Affiliates) associated with Services in Progress will be allocated to Buyer.  For purposes of this Agreement, “Services in Progress” means any at need funeral and/or cemetery related services for which a contract has been entered into, but which has not been completed as of the Effective Time.  For purposes of this Agreement, such funeral and/or cemetery related services are complete when the body or remains have been cremated or interred.

(c)All transfer Taxes, whether related to the Real Property, the sale of any motor vehicles or otherwise and all sales Taxes that arise as a result of the transaction provided for in this Agreement shall be allocated fifty percent (50%) to Buyer and fifty percent (50%) to Seller and remitted by the party required to do so in accordance with the requirements of the state where the applicable Business is located.  Buyer shall pay all sales Taxes that arise as a result of business conducted by Buyer after the Effective Time.

(d)The party to this Agreement that administers the Preneed Trust Funds at the time income Taxes are due will be responsible for payment of those Taxes and shall be responsible for all penalties and interest incurred due to delays in making such payments, except for those Taxes to be paid by Seller or Seller’s Trustee from Preneed Trust Funds retained or withdrawn by or refunded to Seller or Seller’s Trustee pursuant to Section 5.5(g) hereof.

Section 1.6.Allocation of Purchase Price.  Within 60 days following the Closing Date, the parties shall prepare a mutually acceptable allocation of the Purchase Price.  The parties agree that (a) such allocation will fairly reflect the fair market value of each category of Assets set out in Schedule 11 to this Agreement, (b) they will report the Tax consequences of the transactions contemplated hereby in a manner consistent with such allocation, and (c) they will not take any position inconsistent therewith upon examination of any Tax return, in any refund claim, in any litigation, investigation or otherwise, unless required by applicable Laws or with the consent of the other party. Buyer and Seller shall file or cause to be filed any and all forms (including U.S. Internal Revenue Service Form 8594), statements and schedules with respect to such allocation, including any required amendments to such forms, and Buyer, on the one hand, and Seller, on the other hand, each agrees to promptly provide the other with any information required to complete such forms.

Section 1.7.Effective Time.  The Effective Time of the transfer of the Assets shall be 12:01 a.m. (prevailing Central Time) on the Closing Date.

Section 1.8.Definitions.  Capitalized terms shall have the meaning ascribed to such terms in the text of this Agreement.  The following terms shall be defined as follows:

(a)“Affiliate” means any individual, corporation, partnership, limited liability company, association, joint venture, trust or other entity or organization including, without limitation, a governmental agency (collectively, a “Person”) that is directly or indirectly, through one or more intermediaries, in control of, controlled by or under common control with another Person.

(b)“Contract” means and includes all contracts, agreements, indentures, leases, franchises, licenses, commitments or legally binding arrangements, express or implied, written or oral.

(c)“Employee Plan” means any employee benefit plan as defined in Section 3(3) of ERISA, any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the U.S. Internal Revenue Code (the “Code”), “welfare benefit fund” within the meaning of Section 419 of the Code, or “qualified asset account” within the meaning of Section

419A of the Code, any cafeteria plan as defined in Section 125 of the Code and any other plan, program, policy or arrangement for or regarding bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, equity compensation, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self-insurance, death benefits, cafeteria plan, employee welfare or fringe benefits of any nature, including those benefiting retirees or former employees.

(d)“Environmental Requirements” means all applicable Laws, Permits and similar items of any Governmental Entity relating to the protection of the environment, including all requirements pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of any substance: (A) the presence of which requires investigation or remediation under any Law; (B) which is or has been identified as a potential hazardous waste, hazardous substance, pollutant or contaminant under any applicable Law, or (C) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, reactive, or otherwise hazardous and has been identified as regulated by any Governmental Entity.

(e)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all rulings and regulations promulgated thereunder.

(f)“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that is part of the same controlled group with, common control with, part of an affiliated service group with, or part of another arrangement that includes, Seller or any ERISA Affiliate within the meaning of Code Section 414(b), (c), (m) or (o).

(g) “Governmental Entity” means any federal, state, local or foreign government or any subdivision, authority, department, commission, board, bureau, agency, court or other instrumentality thereof.

(h)“Inspection Reports” means: (i) the Phase One and Phase Two environmental reports listed on Schedule 12 hereto (each an “Environmental Report”), (ii) the Pro Forma Policies listed on Schedule 13 hereto, (iii) the Real Property surveys listed on Schedule 14 hereto (each a “Survey”), (iv) the building inspection reports listed on Schedule 15 hereto, and (v) the zoning reports listed on Schedule 16 hereto (each a “Zoning Report”).

(i)“Knowledge of Buyer,” and similar phrases means the actual (as distinguished from implied, imputed or constructive) knowledge of any of Buyer’s executive or financial officers (the “Buyer Representatives”), without having any obligation to make any independent inquiry or investigation whatsoever.

(j)“Knowledge of Seller,” and similar phrases means the actual (as distinguished from implied, imputed or constructive) knowledge of any of Joseph M. Redling, Jeffery DiGiovanni, Michael Puskar, Austin K. So and Laurianne Nolan, without having any obligation to make any independent inquiry or investigation whatsoever.

(k)“Laws” means any laws, statutes, rules, regulations, ordinances, orders, codes, common laws, arbitration awards, judgments, decrees, orders or other legal requirements of any Government Authority.

(l)“Liability” means any direct or indirect indebtedness, liability, assessment, or expense, obligation or responsibility (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether disputed or undisputed, whether choate or inchoate, whether accrued, liquidated or unliquidated, and whether due or to become due), including without limitation any liability for Taxes.

(m)“Losses” means any losses, claims, actions, suits, proceedings, charges, penalties, interest, costs, expenses and other damages (including without limitation, legal fees and expenses, court costs, removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring).

(n)“Material Adverse Effect” means any effect, change or occurrence that, individually or in the aggregate with any other like effect, change or circumstance, is materially adverse to the Business or the Assets, taken as a whole, except to the extent resulting from (i) changes in general, local, domestic, foreign or international economic conditions, (ii) changes affecting generally the industries or markets in which the Business operates, (iii) acts of war, sabotage or terrorism, military actions or the escalation thereof, (iv) any changes in applicable laws or accounting rules or principles, including changes in generally accepted accounting principles, (v) any other action required by this Agreement and (vi) the announcement of the transaction contemplated by this Agreement.

(o)“Permits” means any licenses, permits, approvals, registrations, certificates (including, but not limited to, certificates of occupancy and any licensure required for the operation of the cemetery, funeral home and crematory included in the Business) and other evidence of authority.

(p) “Proceeding” means any suit, action, litigation, investigation, notice of violation, audit, arbitration, administrative hearing or any other similar proceeding.

(q)“Permitted Encumbrances” shall mean (i) encroachments, protrusions, boundary line discrepancies, easements, covenants, rights-of-way and other non-monetary encumbrances or restrictions which do not, individually or in the aggregate, materially restrict or interfere with the use of the Real Property as the same is currently being used or that would materially and adversely affect the value of the Real Property, (ii) liens related to taxes not yet due or payable or which are being contested in good faith, (iii) any matters shown on the Pro Forma Policies, and (iv) liens, encumbrances or restrictions that are created or assumed by the  Buyer.

(r) Intentionally omitted.

(s)“Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer (including, without limitation, realty transfer and burial lot transfer), value added, alternative, add-on minimum and other Tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any governmental body or payable under any Tax-sharing agreement or any other contract.

(t)“Taxing Authority” shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

(u)“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any law relating to any Tax, including any amendment thereto.

ARTICLE II

Closing

Section 2.1.Closing.  Except as herein provided, or otherwise agreed upon by the Parties, the Closing of the transactions shall take place at the offices of Charter Title Company, 1717 West Loop South, 12th Floor; Houston, Texas 77027, on or before January 14, 2020 (the “Closing Date”); provided, however, that neither Seller, Buyer or their respective attorneys is required to be physically present at Closing and may deliver documents and proceeds to be exchanged, disbursed and delivered pursuant to customary escrow arrangements.  The Closing of the transactions contemplated by this Agreement shall be effective as of 12:01 a.m. Central Daylight Time on the Closing Date.

Section 2.2.Instruments of Conveyance and Transfer.  At Closing, Seller shall deliver to Buyer such special warranty deeds, bills of sale, endorsements, assignments and other good and sufficient instruments of transfer, conveyance and assignment, in form reasonably satisfactory to Buyer, as shall be effective to transfer ownership of and good title to the Assets to Buyer, subject only to the Permitted Encumbrances and terms and conditions of this Agreement.  Both Seller and Buyer shall execute and deliver such other documents and pay such expenses as called for by this Agreement or which are usual and customary and which are necessary to close the transactions provided for herein. Seller shall take such commercially reasonable steps as may be required to put Buyer in actual possession and control of the Assets and the Business as of Closing.

ARTICLE III

Representations and Warranties by Seller

Seller hereby represents and warrants to Buyer as follows:

Section 3.1.Organization; Standing; Authorization; Capacity.  (a) Each Seller is a corporation duly organized, validly existing and in good standing under the laws of California, with all requisite corporate power and authority to own and to conduct the Business as it is now being conducted.  The execution, delivery and performance of this Agreement by Seller have been duly and effectively authorized by the board of directors and the stockholders of each Seller, and no further action or other authorization or consent is required.  This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

(b)The execution and delivery of this Agreement, and the Closing of the transactions contemplated by this Agreement, will not result in a breach, violation or default by Seller of or under any organizational documents (i.e., charter, bylaws), judgment, decree, Contract, Permit, mortgage, credit agreement, indenture, Law, rule, regulation or statute applicable to Seller or to which Seller is a party or by which Seller is bound or result in the creation or imposition of any Liens (as defined below) with respect to the Assets or the Business.

Section 3.2.Income and Expense Reports.  The unaudited income and expense reports for the Business for the twelve months ending December 31, 2018 and the eight months ending August 31, 2019, copies of which are attached hereto as a part of Schedule 17 hereto, were not prepared in accordance with generally accepted accounting principles, do not include inter-company items, adjustments and other items required in statements prepared in accordance with generally accepted accounting principles, and were prepared for internal use only.

Section 3.3.Tax Matters.  (a) Seller has (separately, or as a part of a consolidated group) filed all federal, state and local income, sales, ad valorem, intangible, franchise Tax and employee benefit plan returns/reports and other Tax returns which are required to be filed by it with respect to the Business as of the Effective Time, and has reported all taxable income and loss, and paid all Taxes required to be paid in connection therewith or Taxes due pursuant to any assessment received by Seller, including both penalties and interest.

(b)Seller has properly withheld from employees' compensation all Taxes required to be withheld by it and has timely remitted all such withholdings to the proper taxing authorities.

(c)All amounts received by Seller on sales by the Business which are required under applicable Law to be trusted have been deposited in trust, and all federal, state and local income Tax returns and information returns required to be filed concerning such trusts and the income from such trusts have been filed.

Section 3.4.Rights of Third Parties.  Other than as disclosed in the Schedules to this Agreement or included within any Inspection Reports or the Permitted Encumbrances, Seller has not entered into any leases, licenses, easements or other Contracts, recorded or unrecorded, granting rights to third parties in any real or personal property of Seller included in the Assets, and no Person (other than Seller or their Affiliates) has any right to possession or occupancy of any of the Assets.

Section 3.5.Title to Assets; Sufficiency. (a)Seller has good and marketable or insurable (at reasonable rates) title to all of the Assets, subject to no mortgage, lien, security interest, easement, right-of-way, or to any other encumbrances (collectively, “Liens”) that will not be released in connection with Closing), except for Permitted Encumbrances and as otherwise disclosed in the Schedules to this Agreement.  All leases pursuant to which Seller, as lessee, leases personal or real property (which leases are included in the Assets) are valid and enforceable obligations of Seller and to Seller’s Knowledge, the other party or parties, in accordance with their respective terms.   At the Closing, Buyer will acquire fee simple or insurable (as set forth above) title to the owned Real Property, a valid leasehold interest in the leased Real Property and good title to all of the Assets, in each case free and clear of any and all material Liens except Permitted Encumbrances.

(b)The Assets are sufficient to permit Buyer to conduct the Business as presently conducted.

Section 3.6.Description of Properties, Contracts and Personnel Data.  The following Schedules unless otherwise indicated thereon include the following information. Items appropriately disclosed on one Schedule shall be deemed to be disclosed on such other Schedules where the applicability of such disclosure is readily apparent, notwithstanding the omission of any cross-references thereto:

(a)Personnel – Schedule 18.  A list of the names and current annual salary or hourly salary rate for each employee of the Business, together with (i) their titles or responsibilities, (ii) their dates of hire, and (iii) any outstanding loans or advances made to them are set forth in Schedule 18 hereto;

(b)Litigation – Schedule 10. A list of pending and, to Seller’s Knowledge, threatened Proceedings wherein a judgment, decree or order would have a Material Adverse Effect or a material adverse effect on the transactions contemplated under this Agreement is included in Schedule 10 hereto.

Section 3.7.Litigation.  Except as disclosed in Schedule 10 hereto, no Proceeding is pending, or to Seller’s Knowledge, threatened before any Governmental Entity, mediator or arbitrator, wherein a judgment, decree, an order, settlement or other resolution would have a Material Adverse Effect, or which would have Material Adverse Effect on the transactions contemplated under this Agreement, or which would prevent the carrying out of this Agreement or the transactions contemplated under this Agreement, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded, or require Buyer to divest itself of the Assets or the Business.   To the actual Knowledge of Seller without having conducted any inquiry, no facts or circumstances or other events have occurred that can reasonably be expected to give rise to any such Proceeding.

Section 3.8.Court Orders and Decrees.  Except as disclosed in Schedule 10 hereto, there is not outstanding or, to Seller’s Knowledge, threatened any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal against or affecting Seller, relating to the Assets or the Business.

Section 3.9.Trade Names.  Seller has the legal right to use the Trade Names in the trade areas in which such names are utilized in the Business, subject to any right third parties may have to also use such names under applicable Law.

Section 3.10.Preneed and Trust Funds and Endowment Care Funds.  (a) During Seller’s ownership of the Business, all deposits into Preneed Trust Funds and Endowment Care Funds (collectively, the “Trust Funds”) required by Law as a result of Seller’s sales of burial rights and preneed cemetery and funeral merchandise and services have been made and held in conformity with applicable Laws along with Trust Funds received from prior owners of the Business.  (b) All of Seller’s required contributions from Sellers sales to, withdrawals from and investments and other uses of the Trust Funds have been made in accordance with all applicable Laws, and each Seller will have paid as of the Closing (or will pay after Closing when due), all commissions due and owing to commissioned sales people in respect of the Preneed Agreements sold prior to the Effective Time. Seller has no Knowledge of any actual or alleged non-compliance with applicable Law on the part of Seller (or any Affiliate of Seller) with respect to the Trust Funds. The Trust Funds currently have unrealized losses with respect to their investments. The most recent value of the Preneed Trust Funds exceeds the current costs (as supported by Seller’s invoices from suppliers or as otherwise reasonably determined by Seller) for the merchandise and services not yet delivered to the customers. For those Preneed Agreements that are funded by insurance, Seller has remitted all premiums received by Seller to the applicable insurance company as required by the applicable Law and consumer contracts.  All such insurance policies are identified on Schedule 7 to this Agreement.

(c)  Seller is not in default or breach of any Preneed Agreements.

Section 3.11.Licenses and Continuation of the Business.  Seller is in possession of all licenses, Permits, certificates of occupancy and authorizations under all applicable laws, regulations, rules and ordinances as are necessary to enable Seller to own and operate the Business as the same is now being conducted.

Section 3.12.Environmental Matters.  Except as set forth in any Environmental Report, to Seller’s Knowledge, the Business is presently operating in substantial compliance with all applicable federal, state, and local environmental statutes and regulations.  Except as set forth in any Environmental Report, to Seller’s Knowledge, since Seller acquired the Business, no “hazardous substance”, as that term is defined in the Federal Comprehensive Environmental Response, Compensation and Liability Act, no petroleum or petroleum products and no “solid waste”, as that term is defined in the Federal Resource Conservation and Recovery Act, has been leaked, spilled, deposited or otherwise released, on the Real Property in violation of environmental laws.

Section 3.13.  Compliance with Laws.  The Business presently is conducted, and the Assets and their respective uses are, in compliance by Seller with all Laws applicable to the Business, including, without limitation, the funding required from Seller’s sales of or maintaining of all Trust Funds in compliance with applicable Laws, except where the failure to so comply would not have a Material Adverse Effect.  No Seller has received any written notice of any administrative, civil or criminal investigation or audit by any Governmental Entity relating to, or which could result in a Material Adverse Effect. In connection with the ownership and operation of the cemetery, funeral home and crematory included in the Business, Seller has complied in all material respects with all applicable Laws governing the operation of cemeteries, funeral homes, and crematories, the provision of cemetery and funeral services, and the sale of cemetery and funeral merchandise.  Furthermore, with respect to the ownership and operation of the cemetery, funeral home and crematory included in the Business, there are no pending or, to the Knowledge of Seller, threatened claims or suspensions against Seller, by any Person related to the operation of cemeteries, funeral homes and crematories, the provision of cemetery and funeral services and the sale of cemetery and funeral merchandise (except as set forth on Schedule 10 hereto).

Section 3.14.  Real Property.

(a)Improvements.  Except as set forth in any Pro Forma Policy or Survey, to the Knowledge of Seller, no municipal or other governmental improvements affecting the Real Property are in the course of construction or installation, and no such improvement has been ordered to be made; and any municipal or other governmental improvements affecting the Real Property which have been constructed or installed have been paid for and will not hereafter be assessed (except with respect to any currently recorded assessments which are to become due after the Closing), and all assessments heretofore made have been paid in full, other than any recorded assessments which are to become due after the Closing; and no Seller has entered into any private contractual obligations relating to the installation of or connection to any sanitary sewers, storm sewers or any other improvements.

(b)Real Property Approvals.  To the Knowledge of Seller, all permanent certificates of occupancy and all other licenses, permits, authorizations, consents, certificates and approvals required by all Governmental Entities having jurisdiction and the requisite certificates of the local board of fire underwriters (or other body exercising similar functions), if applicable, have been issued for the Real Property, have been paid for, and are in full force and effect.

(c)Zoning.  Except as disclosed on the letters delivered by the zoning code enforcement officers for the municipalities where the Real Property is located and except as set forth in any Zoning Report or Survey, no Seller has received notice from any Governmental Entity that: (i) any parcel of the Real Property is not in compliance with current zoning and use classifications under the respective municipal zoning ordinance governing such Real Property; (ii) any cemetery, funeral home or crematory use at or on the Real Property is not a permitted use or an existing non-conforming use thereunder; and (iii) the current construction, operation and use of the buildings and other improvements constituting the Real Property violate any zoning, subdivision, building or similar law, ordinance, order, regulation or recorded plat or any certificate of occupancy issued for the Real Property.

(d)No Violations Relating to Real Property.  Except as set forth in any Inspection Report, no portion of the Real Property, and no current use of the Real Property, is in violation of any applicable Law, except where such violation would not have a Material Adverse Effect.  No Seller has received written notice of any presently outstanding and uncured violations of any building, housing, safety or fire ordinances with respect to the Real Property, except as set forth in any Inspection Report.

(e) Real Estate Taxes.  No Seller has received written notice of any proceeding pending for the adjustment of the assessed valuation of all or any portion of the Real Property.  To the Knowledge of Seller, there is no abatement, reduction or deferral in effect with respect to all or any portion of the real estate Taxes or assessments applicable to the Real Property.

(f)Eminent Domain.  Except as set forth in any Inspection Report, no Seller has received any notice of any condemnation proceeding or other proceedings in the nature of eminent domain (“Taking”) in connection with the Real Property and, to the Knowledge of Seller, no Taking has been threatened.

Section 3.15.Inventory. Seller has good title to the Inventory free and clear of any and all Liens (other than a customer’s rights in items being stored for such customer).  The casket and vault Inventory does not consist of any material amount of items that are obsolete or damaged or items held on consignment.  No Seller has acquired or committed to acquire or produce any casket or merchandise Inventory for sale which is not of a quality usable in the ordinary course of business within a reasonable period of time and consistent with past practice.

Section 3.16.Employment Matters.

(a)OSHA/ADA.Except as set forth on Schedule 10, there is no Proceeding pending with respect to Seller, and, to the Knowledge of Seller, no charge or claim has been made against Seller that has not been dismissed, discharged or otherwise fully resolved, under the Occupational Safety and Health Act (“OSHA”) or the Americans with Disabilities Act (“ADA”), Title VII of the Civil Rights Act or the Age Discrimination in Employment Act, and pertaining to the facilities and operations of the Business.

(b)Labor Relations. (i) No Seller is a party to any collective bargaining or union Contract, and no Seller is aware of any current union organization effort with respect to employees of the Business; (ii) there are no pending or unresolved unfair labor practice complaints from or with respect to any employees of the Business; (iii) since December 31, 2018, no Seller: (A) has received any written notice of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any employees of the Business; and (B) has had an “employment loss” within the meaning of the WARN Act or any similar Law.

(c)Employees and Independent Contractors.  Except as limited by any written employment or severance Contracts listed in Schedules 5 hereto and except for any limitations of general application which may be imposed under applicable employment Laws, Seller has the right to terminate the employment of each employee of the Business at will and without incurring any penalty or liability other than Retained Liabilities.  Each Seller is in compliance with all Laws respecting employment practices, except where the failure to so comply would not have a Material Adverse Effect.

(d)Seller Employee Plans.

(i)With respect to Seller Employee Plans, Seller and each ERISA Affiliate will have made, on or before the Closing Date, all payments (including premium payments with respect to insurance policies) required to be made by them on or before the Closing Date.

(ii)All of Seller Employee Plans are, and have been, operated in compliance with their provisions and with all applicable laws, including ERISA and the Code, in all material respects.  With respect to each of Seller Employee Plans that is intended to be qualified under Section 401(a), each such plan is so qualified.

(iii)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including any severance, unemployment compensation or golden parachute payment) becoming due from Seller or any ERISA Affiliate under any of the Seller Employee Plans, (B) increase any benefits otherwise payable under any of Seller Employee Plans, or (C) result in the acceleration of the time of payment or vesting of any such benefits to any extent.

(iv)Seller is not obligated to contribute to any Seller Employee Plan that is a Multiemployer Plan.

Section 3.17.  Contracts.

(a)  Assumed Contracts.  Except for the Assumed Contracts (copies of which have been delivered or made available to Buyer), neither any Seller, nor any Affiliate of Seller, is a party to or bound by any material Contract exclusively relating to the Assets or the Business.  All of the Assumed Contracts are in full force and effect, and there exists no default or breach thereunder by

Seller or, to the Knowledge of Seller, any other party thereto.  Neither Seller nor any Affiliate has received any notice (written or oral) indicating the intention of any party to any Assumed Contract to amend, modify, rescind or terminate such Assumed Contract.  All of the Assumed Contracts are in full force and effect and are enforceable against Seller and any Affiliate that is a party thereto and, to the Knowledge of Seller, against all other parties thereto in accordance with their terms and applicable Laws.  Notwithstanding anything to the contrary set forth in this Agreement, Seller does not represent or warrant that any employment agreement, independent contractor agreement or agreement not to compete (whether independent or contained in a separate agreement) will be enforceable by Buyer upon its assignment. The Assumed Contracts are subject to any restrictions on assignment to Buyer contained therein.  The parties shall use commercially reasonable efforts to endeavor to obtain any required consent to Buyer’s assumption of Assumed Contracts.

(b)  Preneed Agreements.  A copy of each Preneed Agreement being sold hereunder will be located on-site at each location, will be contained in one or more electronic files delivered to Buyer at Closing.

Section 3.18. Operations in Ordinary Course of Business.  Since December 31, 2018, Seller has operated and conducted the Business in the ordinary and usual course consistent with past practices.  Since December 31, 2018, there has been no material adverse change in the financial condition, assets, liabilities, or operations of the Business, nor have any events occurred, nor to the Knowledge of Seller does there exist any circumstances, which would constitute, either before or after the Closing, any such change.  Without limiting the generality of the foregoing, since December 31, 2018, no Seller has:

(a)sold, assigned, leased or transferred any of their assets, which are material to the Business singly or in the aggregate, other than assets sold or disposed of in the ordinary course of business, consistent with past practice;

(b)canceled, terminated, amended, modified or waived any material term of any Contract relating to the Business to which either of them is a party or by which either of them or any of their assets is bound providing for aggregate annual revenues to Seller in excess of $25,000;

(c)(i) increased the base compensation payable or to become payable to any of its employees or independent contractors, except for normal periodic increases in such base compensation in the ordinary course of business, consistent with past practices (including, without limitation, past practices with respect to amounts and timing), or increased benefits under any Seller Employee Plan, (ii) increased the sales commission rate payable or to become payable to any of its employees or independent contractors except in the ordinary course of business consistent with past practices (including, without limitation, past practices with respect to amounts and timing) or except for temporary increases to incentivize sales, (iii) granted, made or accrued any loan, bonus, fee, incentive compensation (excluding sales commissions), service award or other like benefit, contingently or otherwise, to or for the benefit of any of its employees or independent contractors, except in the ordinary course of business consistent with past practices (including, without limitation, past practices with respect to amounts and timing) or temporary, nonmaterial bonuses and related awards to incentivize sales, or (iv) entered into any new employment, collective bargaining or consulting agreement or caused or suffered any written or oral termination, cancellation or amendment thereof (except for Assumed Contracts or with respect to any employee at will without a written agreement);

(d)executed any lease for real or personal property for the Business or incurred any Liability therefor except as otherwise disclosed herein;

(e)suffered any damage, destruction or loss (whether or not covered by insurance) affecting the Business or any assets used in the Business that would result, individually or in the aggregate, in a Material Adverse Effect on the Business; or

(f)mortgaged or pledged, or otherwise made or suffered any Lien (other than any Permitted Encumbrance) on, any material asset of the Business or group of assets that are material in the aggregate to the Business which will not be released upon Closing.

Section 3.19.  No Other Representations or Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE ASSETS ARE BEING PURCHASED AND TRANSFERRED TO BUYER “AS-IS”, “WHERE-IS” AND “WITH ALL FAULTS” AND IN THEIR PRESENT CONDITION, AND SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED (INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATIONS OR WARRANTIES AS TO MERCHANTABILITY OR THE QUALITY OR FITNESS OF THE ASSETS FOR THEIR INTENDED PURPOSES OR ANY PARTICULAR PURPOSE) WITH RESPECT TO SELLER, THE BUSINESS, THE ASSETS, THE RESULTS OF OPERATIONS OR FINANCIAL

CONDITION OF THE BUSINESS, AND/OR THE ASSETS OR THE ASSUMED LIABILITIES.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO (a) ANY PROJECTIONS, ESTIMATES OR BUDGETS DELIVERED TO OR MADE AVAILABLE TO BUYER OF FUTURE REVENUES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF THE BUSINESS, (b) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE TO BUYER OR ITS COUNSEL, ACCOUNTANTS OR ADVISORS WITH RESPECT TO THE BUSINESS, THE ASSETS, THE ASSUMED LIABILITIES OR THE CONTRACTS AND AGREEMENTS TO BE TRANSFERRED AND ASSUMED BY BUYER HEREUNDER, OR (c) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE CONDITION OF THE ASSETS, INCLUDING WITHOUT LIMITATION, COMPLIANCE WITH ANY LAWS.

ARTICLE IV

Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller as follows:

Section 4.1.Authority.  (a)  Each Buyer is a limited liability company or corporation, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation with all requisite limited liability company power or corporate power, as the case may be, and authority to own and conduct the Business as it is now being conducted.   The execution, delivery and performance of this Agreement by Buyer, have been duly authorized and consented to by the managers or directors, as applicable, of Buyer and no other or additional consent or authorization is required by law.  Neither the execution and delivery of this Agreement by Buyer nor the performance by Buyer of the transactions contemplated hereby will (i) violate any provision of the organizational documents of Buyer, or (ii) violate or constitute an occurrence of default (with or without notice or lapse of time, or both) under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any material contract, sales commitment, purchase order, security agreement, mortgage, conveyance to secure debt, note, deed, loan, lien, lease, agreement, instrument, order, judgment, decree or other contract or arrangement to which Buyer is a party or by which it is bound.  Buyer is not in violation of any of its organizational documents.

(b)Upon execution and delivery hereof, this Agreement shall constitute the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

Section 4.2.Data Access.  Buyer acknowledges that prior to the execution hereof, it or its representatives have been given access to data regarding the Business and the Schedules to this Agreement, which Schedules may be updated from time to time prior to Closing, provided that Seller provides written notice to Buyer at least one calendar week prior to the Closing Date

Section 4.3.Adequacy.  Buyer acknowledges that, to the Knowledge of Buyer, the Assets transferred pursuant to this Agreement, together with Buyer’s existing resources, enables Buyer to operate the Business as an ongoing entity and that no other assets are needed from Seller to do so.

Section 4.4.Buyer Brokers.  Buyer warrants that it has not engaged the services of a broker in relation with the transaction contemplated by this Agreement.

Section 4.5.

Buyer’s Due Diligence.  As of the date of this Agreement, Buyer has received full access to all properties, books and records of the Business and Buyer has had a full opportunity to investigate the condition of the Business and the Assets, including but not limited to the Inspection Reports.  Buyer has provided to Seller a complete and correct copy of all Inspection Reports received as of the date hereof. Any fact, matter, condition, deficiency, encumbrance, or encroachment reflected or referenced in an Inspection Report is hereby deemed accepted by Buyer and Buyer waives any claim to indemnification or any other remedy that it may have related thereto against Seller.

Section 4.6.Buyer’s Disclosure.  As of the date of this Agreement and as of the Effective Time, to the Knowledge of Buyer, there is no event, fact, occurrence or failure to disclose on the part of Seller or the Business that would result in the breach of any representation or warranty made by Seller herein or that would have a Material Adverse Effect.

Section 4.7.Disclosure of Information/No Other Representations or Warranties. Buyer acknowledges that prior to the execution hereof, it or its representatives have been furnished with certain information regarding Seller and their businesses (including the Business and the contracts and agreements to be transferred to and assumed by Buyer hereunder), assets (including the

Assets), results of operations and financial condition (including the Assumed Liabilities), and the most recently available information relating to the Preneed Agreements. Buyer acknowledges that, except as expressly set forth in this Agreement (including the Schedules hereto), neither Seller nor any of their Affiliates, directors, managers, officers, employees, agents or representatives has or have made, or shall be deemed to have made, and neither Seller nor any of their Affiliates, directors, managers, officers, employees, agents or representatives is liable for, or bound in any manner by, any representation or warranty as to Buyer’s or Seller’s respective businesses, assets, results of operations or financial condition of the Business, Assets, Assumed Liabilities, Preneed Trust Funds, or contracts and agreements to be transferred to and assumed by Buyer hereunder.  Moreover, Buyer acknowledges that it has not relied on any representation or warranty that is not expressly set forth in this Agreement.

Section 4.8.  No Other Representations or Warranties by Buyer.  Except as expressly stated in this Agreement, Buyer makes no other representation or warranty of any kind whatsoever.

ARTICLE V

Covenants

Section 5.1.Access to Business.  From and after the date of this Agreement, upon receipt of reasonable advance written notice from Buyer, Seller will give Buyer and its representatives reasonable access to all on-site properties, books and records of the Business so that Buyer may have full opportunity to make such investigation as it shall desire to make of the affairs of the Business, provided that such investigation shall not unreasonably interfere with the operations of the Business.  Prior to any such access, Buyer shall provide Seller with a certificate of liability insurance reasonably satisfactory to Seller. Buyer shall restore the property to its condition immediately prior to such access if such access results in damage to the property.

Section 5.2.Conduct of Businesses Pending Closing.  From and after the date of this Agreement and pending the Closing and except as otherwise permitted by this Agreement or as consented to by Buyer in writing, Seller covenants that:

(a)Seller will conduct the Business only in the ordinary course consistent with past practices which, without limitation, shall include compliance in all material respects with all applicable Laws, and the maintenance in force of all insurance policies; and

(b)Seller shall preserve its business organization intact and use commercially reasonable efforts to protect the goodwill of the Business and to maintain for the Business the current relationships of suppliers, customers and others having business relations with such Business;

(c)Seller shall maintain the Assets in their current state of repair, excepting normal wear and tear;

(d)Seller shall use commercially reasonable efforts to ensure that key employees and key independent contractors continue their association with the Business through the Closing Date; and

(e)No Seller shall engage in any practice, take, fail to take, or omit any action, or enter into any transaction, (i) of the kind described in Section 3.18 or (ii) which would make any of the representations and warranties in Article III not true.

Section 5.3.Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use reasonable efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all things necessary and appropriate to satisfy all conditions of and to consummate the transactions contemplated by this Agreement, including cooperating with the other parties to this Agreement.

Section 5.4.Further Assurances.  From time to time after Closing, either party to this Agreement may request, and the other party will, without additional consideration, execute and deliver any additional instruments and take any other commercially reasonable actions as may be required to convey, assign, transfer and deliver the Assets and the Business to Buyer and otherwise carry out the terms of this Agreement.

Section 5.5.Buyer’s Trustee and Trust Funds.  (a)  Prior to Closing, Buyer shall endeavor to secure all licenses, permits and other governmental authorizations and approvals as may be required, including approval of Buyer’s trust agreements and trustees, as applicable, as a prerequisite to Buyer selling Preneed Agreements or accepting funds paid by customers toward Preneed Agreements with the Business.

(b) Buyer shall, prior to Closing, select and designate a trustee or trustees (“Buyer’s Trustee”) that is qualified under applicable state law to receive all Preneed Trust Funds and/or Endowment Care Funds.  At or prior to Closing, Buyer shall confirm in writing to Seller and trustees that hold the Trust Funds (“Seller’s Trustees”) its compliance with the above requirements and acceptance by Buyer’s Trustee of its/their designation and appointment as such.  At or prior to Closing, Buyer or Buyer’s Trustee shall also provide Seller’s Trustee with documents and information reasonably requested by Seller’s Trustee to effectuate the transfer of the Preneed Trust Funds and Endowment Care Funds.

(c) In the event that (i) the Trust Funds in the Trust Accounts are commingled with other trust funds of Seller, or their Affiliates and/or (ii) the Trust Funds relating to the Business are held pursuant to a trust agreement that also governs trust funds that do not relate to the Business, then Seller may, between the date of this Agreement and the Closing, segregate the funds in the Trust Accounts into separate trust accounts.  Notwithstanding anything contained herein to the contrary, Buyer acknowledges that in the event that the Trust Funds in the Trust Accounts are commingled with other trust funds of Seller, Seller is only conveying to Buyer, as a part of the Assets, only that portion of any commingled trust funds consisting of the Trust Funds attributable to the Business.

(d) As soon as practicable after Closing (but in no event later than ten (10) business days after Closing), Seller will cause transfer of the assets contained in the Trust Funds to a trust account designated by Buyer.   Buyer acknowledges that the value of the total assets contained in the Trust Funds may vary from the total of the amounts originally trusted in respect thereof as well as the trust balance reflected on Schedule 8 hereto.

(e) Buyer shall take all steps necessary to ensure that on the Closing Date, Buyer’s Trustee is prepared to accept all Preneed Trust Funds and/or Endowment Care Funds.  Should Buyer fail to designate a qualified Trustee or to otherwise accept the transfer of the Preneed Trust Funds and Endowment Care Funds within thirty (30) days after Seller has provided Buyer notice that Seller is prepared to transfer the Preneed Trust Funds and Endowment Care Funds (“Notice Period”), Seller may continue to administer the Preneed Trust Funds and Endowment Care Funds through Seller’s Trustee and Buyer shall pay to Seller $250.00 as an administration fee for each day that Seller continues to administer the Preneed Trust Funds or Endowment Care Funds after the Notice Period.

(f)Until the assets in the Trust Funds are initially transferred to Buyer, Seller may continue to make withdrawals from the Retained Trust Funds for legally and contractually allowed amounts, proper withdrawals for accrued Endowment Care Funds income (and other amounts permitted by applicable Laws) through the Effective Time, or other appropriate withdrawals, all in accordance with applicable Laws.

(g)Prior to the transfer of the Retained Trust Funds, Seller shall cause to be computed (for payment to the applicable Tax authorities) such Taxes as are due on income earned (and recognized) by the Pre-Need Trust Funds and the Endowment Care Funds. Seller and Buyer shall cause to be retained/withdrawn such Tax amount from the Retained Trust Funds prior to their delivery to Buyer’s Trustee; provided, however, if such computation cannot be promptly concluded, Seller and Buyer shall in good faith estimate the Tax liability and the Retained Trust Funds less the estimated Tax liability shall be delivered to Buyer’s Trustee.  If such estimated Tax liability was too low, Buyer shall pay to Seller such deficiency from the Retained Trust Funds, and if such estimate was too high,  Seller shall pay to Buyer such excess from Seller’s funds.

(h)Notwithstanding anything to the contrary, but except as contemplated/allowed in (f) and (g) above, after the Closing, no Seller shall be entitled to receive any amounts from, or with respect to, the Endowment Care Funds.

(i)Prior to the transfer of the Retained Trust Funds, Buyer shall permit Seller reasonable access to the books and records of the Business as shall be reasonably necessary for Seller to properly make the withdrawals and deposits to the Retained Trust Funds as are contemplated in (f) and (g) above.

Section 5.6.Adjustments to Trusts.  At any time prior to the initial transfer of the Preneed Trust Funds and/or Endowment Care Funds pursuant to Section 5.5 above, Seller may, in its sole discretion, make the following adjustments:

(a)Consistent with the ordinary course of business as to each Trust Fund, deposit funds for newly sold Preneed Agreements or collected receivables relating to Preneed Agreements required to be deposited by applicable Law;

(b)Make withdrawals from Trust Funds as Preneed Agreements are serviced, canceled or otherwise terminated; and

(c)Deposit to the Trust Funds any amount by which the aggregate funds held in those trust funds is less than the amount required to be held in each such trust by applicable Law.

Section 5.7.Post -Closing Access and Cooperation.  Following Closing, Buyer shall, and shall cause its employees, Affiliates, employees of its Affiliates and any successor, assignee or subsequent purchaser or owner of the Business or all or any portion of the Assets to:

(a)maintain the On-Site Documents for the greater of ten (10) years or any period required by any applicable Law; and

(b)cooperate with Seller (and Seller shall cooperate with Buyer and shall cause its employees, Affiliates, employees of its Affiliates and any successors and assigns to cooperate with Buyer) in connection with the resolution of any ongoing or future litigation, regulatory matter, Tax filing, consumer complaint, or any other matter related to the operation of the Business prior to the Effective Time or for any matter arising after the Effective Time for which either party may be obligated to indemnify the other (“Post Closing Matters”).  Such cooperation will include, but is not limited to, (i) providing merchandise and services to resolve any such Post Closing Matter, and (ii) providing Seller and its counsel, accountants and other authorized representatives, reasonable access to (1) the Business facilities during normal business hours, (2) all Documents for the purpose of review, extraction and photocopy, and (3) Business personnel for the purpose of interview and/or deposition.  Buyer shall be entitled to reimbursement only for its actual out-of-pocket costs associated with providing Seller assistance in accordance with this Agreement.  For the avoidance of doubt, Section 5.24 shall govern the resolution of Burial Issues (as defined therein).

(c)Following Closing, Seller shall, and shall cause its employees, Affiliates, employees of its Affiliates and any successors and assigns, to maintain all off-site physical business books, documents, records, files databases and reports relating to the Assets or the Business that are beneficial and useful to Buyer in continuing the Business (collectively, the “Off-Site Documents”), and to provide copies thereof to Buyer and its employees and agents from time to time upon request, for the greater of ten (10) years or any period required by any applicable Law.

Section 5.8.   Post -Closing Transfers.  Immediately after Closing, Buyer shall cause financial responsibility for all utilities, internet services, facsimile numbers, wired telephone numbers and listings, and any other third party services used in the Business (“Third Party Services”) to be transferred to Buyer.  In addition, Buyer shall, within a commercially reasonable time, submit to the appropriate governmental agency the vehicle title transfer forms necessary to transfer ownership of Seller owned vehicles listed on Schedule 3 to Buyer or Buyer’s designee.

Should financial responsibility for Third Party Services fail to be transferred within thirty (30) days after the Closing Date, Seller may terminate those Third Party Services without liability of any kind to Buyer.

Section 5.9.Accounts Receivable.  The parties anticipate that subsequent to Closing: (a) Seller may receive payments of accounts receivable that are included in the Assets purchased by Buyer hereunder and (b) Buyer may receive payments of accounts receivable related to Preneed Agreements that have matured and have been serviced by the Business prior to the Effective Time that are not included in the Assets.  Each party shall notify the other party upon receipt of any such payments and shall promptly account for and transmit such payments to such other party.

Section 5.10.Signage. Buyer agrees to remove, or permanently cover up, any signs or other logos used in the operation of the Business containing the StoneMor name or symbols within a reasonable time after the Closing Date, not to exceed sixty (60) days.

Section 5.11.Public Announcements.  Buyer and Seller will consult and agree in writing, such agreement not to be unreasonably withheld, prior to either party issuing any press release or making any public announcement related to the subject matter of this Agreement, whether before or after the Closing.

Section 5.12.Employee Retention and Hiring.  No later than three (3) business days prior to the Closing Date, Buyer shall provide to Seller the names of the employees of Seller or its Affiliates employed directly in connection with the operation of the Business to which Buyer intends to make an offer of employment.  Employees who accept such offers of employment and become employees of Buyer as of the Effective Time shall be referred to as (“Rehired Employees”).  Effective as of the Effective Time, all Rehired Employees shall become employees of Buyer and shall cease to be employees of Seller.  Buyer shall be solely liable for all liabilities and obligations arising out of the employment of such Rehired Employees that arise after the Closing. Buyer shall also be solely liable for all liabilities that may arise out of any allegation of discrimination related to Buyer’s decision not to hire or retain any employees of Seller or its Affiliates that are employed directly in connection with the operation of the Business and that are not Rehired Employees.

With respect to any Rehired Employees, the Seller shall be responsible for satisfying all claims, if any, of each Rehired Employee as to compensation or other amounts payable, including health benefits, workers’ compensation Claims, termination and severance benefits, payments for accrued but unused vacation and other paid time off, and any rights or benefits under any Seller Employee Plan, in each case, arising and accrued up to but not including the Closing Date, and in no event shall Buyer have any liability or responsibility in respect thereof.  Further, with respect to all employees, who are not Rehired Employees, the Seller agrees that it shall retain responsibility for compliance with the continuation coverage requirements under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and the state continuation coverage requirements with respect to all “qualified beneficiaries” (as defined by COBRA) for whom a “qualifying event” under COBRA occurs on or prior to the Closing Date.

Section 5.13.Accrued Vacation. Seller agrees that if and to the extent that an employee of Seller accepts employment with Buyer effective as of the Closing Date, Seller shall retain liability for any accrued but unused and unpaid vacation time of such Rehired Employee that accrued prior to the Closing Date.

Section 5.14.Return of Excluded Assets.  Immediately following Closing, Buyer shall return to Seller, at Seller’s expense, all Excluded Assets.

Section 5.15.Pre-Closing Regulatory Approvals.   Each party shall use its commercially reasonable efforts to (a) prepare and furnish all necessary applications, information and documentation required of such party to obtain all United States federal, state, local or other regulatory approvals required to complete the transaction contemplated herein (“Regulatory Approvals”); (b) take all other actions that may be necessary to demonstrate to any regulatory authority that must provide a Regulatory Approval that Buyer is an acceptable purchaser of the Assets and Business;  and (c) obtain all Regulatory Approvals;

Section 5.16.Post-Closing Regulatory Approvals.  Buyer shall secure all regulatory approvals that must be completed post-Closing in order that Buyer may properly and legally operate the Business.  Seller agrees to cooperate with Buyer to the extent necessary to help facilitate this process.

Section 5.17.Regulatory Acknowledgement.  The parties hereby acknowledge and agree that the risk of unanticipated additional terms or conditions being imposed by regulatory authorities or other government entities is beyond the control of Seller.

Section 5.18.Third Party Consents.  Seller shall use its commercially reasonable efforts to obtain, and Buyer shall use its commercially reasonable efforts to assist and cooperate with Seller in obtaining, the third party consents and approvals necessary to consummate the transactions contemplated by this Agreement, including without limitation the consents set forth on Schedule 5 hereto (collectively, the “Required Consents”).  For the avoidance of doubt, the Required Consents do not include the Regulatory Approvals.

Section 5.19.Bulk Sales.  Buyer and Seller each waive compliance by the other with the applicable provisions of any so-called “bulk sales law,” or similar law, of any jurisdiction (if and to the extent applicable to the transactions contemplated hereby).

Section 5.20.Disclosure Schedules.  At least five (5) business days prior to the Closing Date, the final Schedules shall be delivered by Seller to Buyer.

Section 5.21.Confidentiality.  All information obtained by the parties pursuant to this Agreement shall be subject to any confidentiality agreement executed on behalf of Seller and on behalf of Buyer.

Section 5.22.Title to Real Estate. Buyer accepts all matters affecting the Real Property and the title thereto reflected in Schedule 1 hereto.

At Closing or as soon thereafter as practicable, Fidelity National Title Insurance Company or other underwriter reasonably satisfactory to Buyer (the “Title Company”) shall issue at Buyer’s expense its title insurance policies.

Section 5.23.Cooperation Regarding Financial Information.  After the Closing, without limiting the generality of any other provision of this Agreement, and without further consideration, Seller shall, and shall cause its respective Affiliates to, provide reasonable cooperation (including reasonable access to Seller’s files, records and employees) to Buyer and its agents and representatives (including Buyer’s external auditors) in connection with the preparation and audit of financial statements and financial information and disclosures relating to the Business and the Assets, as applicable.  Buyer shall reimburse Seller for any reasonable out-of-pocket costs incurred by Seller.

Section 5.24.  Wrongful Burial Resolution.  Buyer recognizes that issues or problems may arise that relate to the term of Seller’s or its predecessors’ ownership of the Business and that result from garden mapping, pinning, surveying and layout, inaccurate records, installation of lawn crypts or vaults, burial practices, the size of burial spaces, burials that were misplaced, improperly recorded or that cannot otherwise be properly accounted for, misburials, and multiple sales of the same burial rights (“Burial Issues”).  With respect to Burial Issues hereafter discovered, Buyer agrees to use commercially reasonable efforts consistent with current cemetery standards and practices, including utilization of Buyer employees, equipment, merchandise and other available lands within the cemetery, at Buyer’s sole cost, except as set forth below, to resolve promptly such Burial Issues and to mitigate the third party claims by customers of the cemetery and their families. Notwithstanding the foregoing, in the event Buyer’s actual out of pocket costs associated with resolving any individual Burial Issue exceeds $10,000 (the “Individual Burial Issue Threshold”), Seller shall be solely responsible for any of Buyer’s actual out-of-pocket costs in excess of $10,000 with respect to any such individual Burial Issue.  For purposes of this Section 5.24, Buyer’s actual out of pocket costs shall include the following costs: Buyer’s (a) actual cost of third party merchandise or services, (b) actual labor cost for service provided and (c) cost of goods sold for cemetery property, including burial spaces.  In the event that at the cemetery, Buyer uses more than an aggregate of 50 burial spaces to resolve Burial Issues, and Buyer provides a burial space at its cemetery, Seller shall reimburse Buyer for such burial space at such cemetery at Buyer’s cost of goods sold for such burial space (regardless of whether any such individual excess Burial Issue exceeded the Individual Burial Issue Threshold). Notwithstanding the foregoing, Seller retains the right to contest that it has any liability to a third party  for any Burial Issue.

Section 5.25.Post-Closing Tax Matters. Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns with respect to the Business for all periods up through the Effective Time and shall make timely payment of any Taxes owed with respect thereto to the applicable Taxing Authorities.

Section 5.26.  Effect of Purchase Price. Buyer acknowledges that the Purchase Price and any adjustment thereto constitutes full and final settlement and satisfaction of: (a) all matters reflected on any Inspection Report; and (b) (i) the number of developed, undeveloped or developable acres of land in the cemetery included in the Business, (ii) the market value (including losses) of the assets held in the Business Preneed Trust Funds and/or Endowment Care Funds and any inconsistencies in the market value of the Business Preneed Trust Funds and/or Endowment Care Funds and the stated trust fund balances (“Purchase Price Matters”). Buyer waives any claim for indemnification or any other cause of action arising pursuant to this Agreement in relation to any Purchase Price Matters.

Section 5.27.  Financing Cooperation.  Prior to Closing, Seller shall, and shall use commercially reasonable efforts to cause its representatives to, use commercially reasonable efforts to provide to Buyer and Buyer’s Affiliates, such assistance with any of Buyer’s financing efforts related to this Agreement as is reasonably requested by Buyer in connection with arranging and obtaining the financing, including using commercially reasonable efforts to provide the following: (i) reasonable cooperation with the due diligence requests of Buyer’s financing sources with respect to the Business to the extent customary, (ii) promptly once available, furnishing Buyer with financial information related to the Business and assisting Buyer in its preparation of any pro forma financial statements to the extent related to the Business, (iii) assisting Buyer, its representatives and potential financing sources in preparing information regarding the Business, operations and projections of the Business, (iv) providing all documentation and information about the Business as is reasonably requested by Buyer at least three (3) Business Days prior to the Closing Date in connection with any potential financing efforts. Seller hereby consents to the use of all of the Business’s logos in connection with the Buyer’s financing efforts, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Companies. Notwithstanding the foregoing, nothing in this Section 5.27 shall require Companies to (A) provide any cooperation to the extent it would interfere unreasonably with the Business or operations of Seller, (B) pay any commitment or similar fee or make any other payment in connection with such financing or enter into any agreement, document or instrument in connection with such financing, (C) make any representation or warranty or deliver any certificate in connection with such financing or the marketing or arrangement thereof or (D) provide any cooperation, or take any action, that would cause any condition to Closing set forth in this Agreement to fail to be satisfied.

ARTICLE VI

Conditions to Respective Obligations of Buyer and Seller

The respective obligations of Buyer and Seller under this Agreement are subject to the following conditions:

Section 6.1.Representations and Warranties True When Made and At Closing.

(a)Solely with respect to Seller’s obligations to close this Agreement, all of the representations and warranties of Buyer shall be true in all material respects as of the date of this Agreement and on the Closing Date.

(b)Solely with respect to Buyer’s obligations to close this Agreement, the representations and warranties of Seller shall be true in all material respects as of the date of this Agreement and on the Closing Date (unless made as of another designated date, which as of the Closing shall remain true and correct in all material respects as of such designated date) except for instances where the failure of such representations to be true, taken in the aggregate (and without giving effect to any “materiality” or “Material Adverse Effect” qualifier), would not have a Material Adverse Effect.

Section 6.2.Regulatory, Third Party Approvals and Permits.  At or prior to Closing, all Regulatory Approvals and Required Consents shall have been obtained and, solely with respect to Buyer’s obligations to close this Agreement, Buyer shall have obtained all material Permits required for the operation of the Business necessary to have been obtained at or prior to Closing.

Section 6.3.Performance of Obligations.

(a)Solely with respect to Seller’s obligations to close this Agreement, the performance of the obligations and covenants of Buyer that are required to be discharged prior to or on the Closing Date shall be discharged in all material respects prior to or on the Closing Date.

(b)Solely with respect to Buyer’s obligations to close this Agreement, the performance of the obligations and covenants of Seller that are required to be discharged prior to or on the Closing Date shall be discharged in all material respects prior to or on the Closing Date.

Section 6.4.No Order.  No Law, order or judgment shall have been enacted, entered, issued or promulgated by any Governmental Entity, arbitrator or mediator, which challenges, prohibits, restricts or enjoins the consummation of the transactions contemplated hereby, nor shall there be pending or threatened, any action, suit or proceeding by or before any Governmental

Entity, arbitrator or mediator, challenging any of the transactions contemplated by this Agreement, seeking monetary relief by reason of the consummation of such transactions or seeking to effect any material divestiture or to revoke or suspend any material Contract or Permit of the Business by reason of any or all of the transactions contemplated by this Agreement.

Section 6.5.Delivery of Signed Documents.

(a)Solely with respect to Seller’s obligations to close this Agreement, this Agreement and all other agreements, certificates and other instruments of transfer, conveyance and assignment deemed necessary pursuant to Section 2.2 shall have been executed (and notarized, if applicable) by Buyer and delivered to Seller.  In addition, Buyer shall provide Seller with complete and correct copies of any updates to any Inspection Reports at least five (5) days prior to Closing.

(b)Solely with respect to Buyer’s obligations to close this Agreement, this Agreement and all other agreements, certificates and other instruments of transfer, conveyance and assignment and other documents deemed necessary pursuant to Section 2.2 shall have been executed (and notarized, if applicable) by Seller and delivered to Buyer.

Section 6.6.Delivery of Purchase Price.  Solely with respect to Seller’s obligations to close this Agreement, the Purchase Price shall have been paid by Buyer in accordance with Section 1.3 via wire transfer of immediately available funds to an account designated by Seller.

Section 6.7.  Material Adverse Change. Solely with respect to Buyer’s obligations to close this Agreement, there shall have been no Material Adverse Change from December 31, 2018 to the Closing Date with respect to the Business.

ARTICLE VII

Termination

Section 7.1.Termination of Agreement.  The parties may terminate this Agreement only as provided below:

(a)Mutual Consent.  Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)Termination by Seller.  Seller may terminate this Agreement prior to Closing  by written notice to Buyer (i) if any Regulatory Approvals required by Section 6.2 are not obtained by the Closing Date, (ii) if at any time Buyer is in material breach of any of its representations, warranties, covenants  or obligations under this Agreement, which breach cannot be or has not been cured within thirty (30) calendar days after Seller has given written notice of such material breach to Buyer, or (iii) if for any other reason, the Closing shall not have occurred on the Closing Date other than due to the breach, unreasonable delay or default of Seller of its obligations under this Agreement.  Upon such termination by Seller, Seller shall retain the Nonrefundable Deposit as its funds to use as Seller determines.

(c)Termination by Buyer.  Buyer may terminate this Agreement prior to Closing by written notice to Seller (i) if any Regulatory Approvals and Required Consents required by Section 6.2 are not obtained by the Closing Date, so long as Buyer has expended commercially reasonable efforts to obtain such approvals to the extent required by this Agreement, (ii) if at any time Seller is in breach of any of its representations, warranties, covenants or obligations under this Agreement, which breach has a Material Adverse Effect, and cannot be or has not been cured within thirty (30) calendar days after Buyer has given written notice of such material breach to Seller, (iii) if Seller modifies the Schedules outside of the ordinary course of business and such modification has a Material Adverse Effect, (iv) if Seller has experienced a Material Adverse Change as determined pursuant to Section 6.7 or (v) if for any other reason, the Closing shall not have occurred on or before the Closing Date other than due to the breach or default of Buyer of its obligations under this Agreement.  Upon termination  by Buyer pursuant to Sections 7.1(c)(i) and/or (v), Seller shall retain the Nonrefundable Deposit as its funds to use as Seller determines.

(d)Effect of Termination.  In the event of a termination of this Agreement pursuant to Section 7.1(a) through (c) above, this Agreement shall forthwith become void and have no effect, and be without liability on the part of any party or its affiliates, directors, managers, members or stockholders, except that Sections 5.21 (Confidentiality), 8.6 (Dispute Resolution) and Article IX hereof, shall survive such termination and (iii) no party shall be relieved of liability under, and as provided in, this Agreement for a breach of this Agreement occurring prior to such termination, or for a breach of any provision of this Agreement which specifically survives termination hereunder.

ARTICLE VIII

Survival of Representations, Warranties

and Covenants; Indemnification

Section 8.1.Nature of Representations.  For purposes of this Agreement, the contents of all certificates, Schedules, and other items incorporated herein by reference shall, in addition to the representations and warranties made in this Agreement, constitute representations and warranties made in this Agreement by Seller or Buyer, as the case may be.

Section 8.2.Survival of Representations, Warranties and Covenants.  The representations, warranties, covenants and obligations of the parties made in this Agreement shall survive Closing, as follows:

(a)The representations and warranties set out in Sections 3.1(Organization; Standing; Authorization; Capacity), 3.3 (Tax Matters), 3.5(a) (Title to Assets), 3.10 (Preneed and Trust Accounts and Endowment Care Funds), 3.14(e) (Real Estate Taxes) (claims with respect to any of the foregoing representations and warranties referred to herein as “Special Claims”) and 4.1 (Authority), for a period equal to the statute of limitations pertaining to written agreements in the State of Delaware;

(b)All other representations and warranties made in this Agreement, for a period of two (2) years following Closing;

(c)All covenants, agreements and obligations made in this Agreement which by their terms, are required to be performed at or prior to Closing, for a period of one (1) year following Closing, all other covenants, agreements and obligations made in this Agreement, except for the Special Covenants (as hereinafter defined), for a period equal to the statute of limitations pertaining to written agreements in the State of Delaware, unless otherwise specified herein; and

(d) Buyer’s assumption of the Assumed Liabilities set forth in Section 1.4.1, Seller’s retention of the Retained Liabilities in Section 1.4.2 and the covenants set forth in Section 5.7 (Post Closing Access and Cooperation), Section 5.24 (Wrongful Burial Resolution) and Section 5.25 (Post-Closing Tax Matters) (collectively the “Special Covenants”), and Section 9.4 (Seller’s Broker),  without limitation.

Notwithstanding anything else herein to the contrary, the indemnification obligations set forth in this Article VIII for breaches of representations and warranties and covenants shall remain in full force and effect until the expiration of the applicable survival date for such representations and warranties and covenants.

Section 8.3.Indemnification by Seller.  (a)  Seller agrees to indemnify and hold Buyer, its Affiliates, and their respective officers, directors, managers and employees, harmless from all Losses suffered or paid, directly or indirectly, as a result of or arising out of:

(i)any breach or default in the performance by Seller of any covenant or agreement of Seller contained in this Agreement or any related document executed pursuant hereto;

(ii)any breach of warranty or inaccurate or erroneous representation made by Seller herein (unless such breach of warranty or inaccurate or erroneous representation was actually known by a Buyer Representative after reasonable inquiry to exist prior to the date of this Agreement); provided, however, that Seller shall be responsible for any breach of any representation or warranty that was made as of the date of this Agreement (unless made as of another prior designated date, then as of such date) (X) reflected in any updating to the Schedules that was made after the date of this Agreement unless related to any Purchase Price Matters or (Y) regardless of any knowledge of a Buyer Representative obtained after the date of this Agreement, in either case, notwithstanding that Closing has occurred;

(iii)the failure of Seller to fully pay and discharge as and when same are due the Retained Liabilities; and

(iv) without limiting the generality of clause (iii), all Taxes or other Losses that Buyer becomes liable for as a result of the failure to file any applicable bulk sales notices or pay any of Seller’s Taxes.

(b)Seller shall reimburse Buyer for any Losses directly arising from an event or circumstance to which the foregoing indemnities relate; provided, however, that Buyer acknowledges that the afore-described indemnification responsibilities of Seller hereunder shall be, notwithstanding the prior terms hereof, limited as follows:

(i)Buyer shall have no claim for indemnification under Section 8.3(a)(ii) until the aggregate amount of all Losses, damages and expenses incurred which would otherwise be subject to indemnification under Section 8.3(a)(ii) exceeds $25,000, then only to the extent of such excess, but in no event shall the aggregate amount of all Losses subject to indemnification under Section 8.3(a)(ii) exceed $3,300,000; provided, however, that the limitations set forth in this Section 8.3(b)(i) shall not apply to any Losses resulting from or arising out of, directly or indirectly, (A) any Special Claims, as to which Seller shall have liability for the entire amount of such Loss up to one-half of the Purchase Price or (B) claims arising from any actual fraud on the part of Seller, as for which Seller shall have liability for the entire amount of such Loss without limitation; and

(ii)Seller will be entitled to receive as a credit against any indemnification amount owing to Buyer hereunder an amount equal to the net proceeds of any insurance policy actually received by Buyer for any Loss for which Seller agreed to indemnify Buyer under this Section 8.3.  To the extent Buyer has obtained insurance coverage for matters occurring prior to the Effective Time, at the request of Seller, Buyer agrees to make a claim with its carrier with respect to any such Loss. Nothing contained herein will have the effect of requiring Buyer to acquire such coverage.  Any claims paid to Buyer pursuant to this Article VIII shall be treated as a reduction in the Purchase Price.

Section 8.4.Indemnification by Buyer.  (a) Buyer agrees to indemnify and hold Seller, its Affiliates, and their respective officers, directors, managers, employees, successors and assigns, harmless from all Losses suffered or paid, directly or indirectly, as a result of or arising out of:

(i)any breach or default in the performance by Buyer of any covenant or agreement of Buyer contained in this Agreement or any related document executed pursuant hereto;

(ii)any breach of warranty or inaccurate or erroneous representation made by Buyer herein (unless such breach of warranty or inaccurate or erroneous representation was known by Seller to exist prior to consummation of Closing hereunder); and

(iii)the failure of Buyer to fully pay and discharge as and when same are due the Assumed Liabilities.

(b)Buyer shall reimburse Seller for any Losses directly arising from an event or circumstance to which the foregoing indemnities relate provided, however, that Buyer will be entitled to receive as a credit against any indemnification amount owing to Seller hereunder an amount equal to the net proceeds of any insurance policy actually received by Seller for any Loss for which Buyer agreed to indemnify Seller under this Section 8.4.  To the extent Seller has obtained insurance coverage for matters occurring prior to the Effective Time, at the request of Buyer, Seller agrees to make a claim with its carrier with respect to any such Loss. Nothing contained herein will have the effect of requiring Seller to acquire such coverage.

Section 8.5.Assertion of Claims.  (a)No claim shall be brought by any Indemnitee (as defined below) against any Indemnitor (as defined below) under this Article VIII, and no Indemnitee shall be entitled to receive any payment with respect thereto, unless the Indemnitee gives the Indemnitor written notice of the existence of any such claim prior to the expiration of the applicable time period set forth in Section 8.2 above.  Such notice must specify in reasonable detail the nature and dollar value of the alleged breach and must be accompanied by all documentation in the possession or control of the Indemnitee evidencing such breach.  Except as set forth in this Article VIII, if the Indemnitee and Indemnitor fail to reach a mutually acceptable resolution of such claim within thirty (30) days after the giving of such notice, the Indemnitee shall have the right to commence legal proceedings

(b)No party shall be entitled to recover Losses in respect of any claim for indemnification or otherwise obtain reimbursement or restitution more than once with respect to any such claim hereunder.   No Losses may be claimed under this Article VIII by any Indemnitee to the extent such Losses relate to Purchase Price Matters.

Section 8.6.Dispute Resolution.  (a)  Any and all disputes among the parties to this Agreement (defined for the purpose of this provision to include their principals, agents and/or Affiliates) arising out of or in connection with the negotiation, execution, interpretation, performance or nonperformance of this Agreement and the transactions contemplated herein shall be solely and finally settled by arbitration, which shall be conducted in Wilmington, Delaware, by a single arbitrator selected by the parties. The arbitrator shall be a lawyer familiar with business transactions of the type contemplated in this Agreement who shall not have been previously employed or affiliated with any of the parties hereto.  If the parties fail to agree on the arbitrator within thirty (30) days of the date one of them invokes this arbitration provision, either party may apply to the American Arbitration Association to make the appointment.

(b)The parties hereby renounce all recourse to litigation and agree that the award of the arbitrator shall be final and subject to no judicial review.  The arbitrator shall conduct the proceedings pursuant to the Commercial Arbitration Rules of the American Arbitration Association, as now or hereafter amended (the “Rules”).

(c)The arbitrator shall decide the issues submitted in accordance (i) with the provisions and commercial purposes of this Agreement, and (ii) with all substantive questions of law determined under the laws of the State of Delaware, unless otherwise expressly provided for herein, without regard to its principles of conflicts of laws.  The arbitrator shall promptly hear and determine (after giving the parties due notice and a reasonable opportunity to be heard) the issues submitted and shall render a decision in writing within a reasonable period after the appointment of the arbitrator.

(d)The parties agree to facilitate the arbitration by (i) conducting arbitration hearings to the greatest extent possible on successive days, and (ii) observing strictly the time periods established by the Rules or by the arbitrator for submission of evidence or briefs.

(e)Judgment on the award of the arbitrator may be entered in any court having jurisdiction over the party against which enforcement of the award is being sought and the parties hereby irrevocably consent to the jurisdiction of any such court for the purpose of enforcing any such award.  The arbitrator shall divide all costs (other than fees and expenses of counsel) incurred in conducting the arbitration in the final award in accordance with what the arbitrator deems just and equitable under the circumstances.

(f)The parties hereto agree that the provisions of this Section 8.6 shall not be construed to prohibit any party from obtaining, in the proper case, specific performance or injunctive relief with respect to the enforcement of any covenant or agreement of another party to this Agreement.

Section 8.7.Defense of Claims.  (a)  If any claim or action by a third party arises after the Closing Date for which an Indemnitor is or may be liable under the terms of this Agreement, then the Indemnitee shall notify the Indemnitor within thirty (30) days after such claim or action arises and is known to the Indemnitee (provided, however, that failure to provide such notice will not affect the Indemnitee’s rights to indemnity hereunder from Indemnitor, unless the Indemnitee can show actual material prejudice resulting from such failure and then only to the extent of such actual material prejudice) and shall give the Indemnitor a reasonable opportunity:  (i) to take part in any examination of any books and records; (ii) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnitee; (iii) to take all other required steps or proceedings to settle or defend any such claim or action; and (iv) to employ counsel to contest any such claim or action in the name of the Indemnitee or otherwise (except as set forth below in Section 8.7(b)).

(b)If the Indemnitor wishes to assume the defense of such claim or action, it shall give written notice of such intention to the Indemnitee within ten (10) days after Indemnitor first receives written notice of such Claim, and thereafter Indemnitee shall permit, and Indemnitor shall assume, the defense of any such claim or action, through counsel reasonably satisfactory to the Indemnitee.  Notwithstanding the foregoing, the Indemnitee may participate in such defense of such claim or action (with one or more counsel of its own choice) at its own expense, provided, however, that if the parties to any such claim or action (including any impleaded parties) include both the Indemnitor and the Indemnitee, and the Indemnitor shall have been advised in writing by counsel for the Indemnitee that there may be one or more defenses available to the Indemnitee that are not available to the Indemnitor or legal conflicts of interest pursuant to applicable rules of professional conduct between the Indemnitor and the Indemnitee, the Indemnitor shall not have the right to assume the defense of such claim or action on behalf of the Indemnitee and the fees and expenses of one such separate counsel employed by the Indemnitee shall be at the expense of the Indemnitor.

(c)If the Indemnitor shall not assume the defense of any claim or action within ten (10) days after Indemnitor first receives written notice of such claim or action, the Indemnitee may defend against such claim or action in such manner as it may deem appropriate (provided that the Indemnitor may participate in such defense at its own expense) and a recovery against the Indemnitee in such claim or action for damages suffered by it in good faith, shall be conclusive in its favor against the Indemnitor.

(d)The Indemnitor shall not, without the written consent of the Indemnitee, settle or compromise any claim or action or consent to the entry of any judgment with respect thereto which does not include, as an unconditional term thereof, the giving to the Indemnitee a release by all other participants from all liability in respect of such claim or action.  Unless the Indemnitor shall have elected not to assume the defense of any claim subject to Article VIII or, after reasonable written notice of any claim or action that is subject to the indemnification provisions of this Article VIII shall have failed to assume or participate in the defense thereof, the Indemnitee may not settle or compromise such claim or action without the written consent of the Indemnitor, such consent not to be unreasonably withheld.

(e)Upon determination of the amount due to an Indemnitee (“Indemnification Amount”) in connection with any matter for which indemnification is sought under this Article VIII (“Indemnification Matter”) (whether by agreement between the Indemnitor and the Indemnitee or after a settlement agreement is executed or a final judgment or order is rendered by an arbitrator or court of competent jurisdiction with respect to the Indemnification Matter), the Indemnitor shall promptly (and in any event, not later than 10 days after such determination) pay the Indemnification Amount, in cash, to the Indemnitee.  Any Indemnification Amount that is not paid in full within 10 days after final determination of the Indemnification Amount as set forth above, such unpaid amount shall thereafter accrue interest through the date of payment at the prime rate as reported in The Wall Street Journal, Eastern Edition for the date of such final determination.

Section 8.8.LIMITATION OF DAMAGES.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, STATUTORY OR CONSEQUENTIAL DAMAGES, LOST PROFITS, OR ANY MULTIPLE OF ACTUAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, AND WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 8.9.Cooperation.  The parties shall cooperate fully with each other to maximize the availability of insurance coverage under the policies maintained by Seller immediately preceding the Closing Date for claims or actions by third parties which may be subject to indemnification pursuant to Sections 8.3 and 8.4.  If the insurance carrier for such policies agrees to defend such claim, such defense shall be tendered to such insurance carrier and the rights of the parties between themselves regarding the assumption and control of such defense shall be subject to the reasonable requirements of such insurance carrier.

Section 8.10.Definitions.  (a) In the case of a claim of indemnification brought pursuant to Section 8.3, “Indemnitee” shall mean Buyer, its Affiliates, and their respective officers, directors, managers, employees, successors or assigns, and in the case of a claim of indemnification brought pursuant to Section 8.4, it shall mean Seller, its Affiliates, and their respective officers, directors, managers, employees, successors or assigns.

(b)In the case of a claim of indemnification brought pursuant to Section 8.3, “Indemnitor” shall mean Seller, and in the case of a claim of indemnification brought pursuant to Section 8.4, it shall mean Buyer.

Section 8.11.Exclusive Remedies.  From and after Closing, the parties’ and their respective Affiliates’ right to indemnification under this Article VIII with respect to any Losses shall be their sole and exclusive remedy for damages under or with respect to this Agreement or the transactions contemplated hereby, and they shall not be entitled to pursue, and hereby expressly waive, any and all rights that may otherwise be available either at law or in equity with respect thereto, except for claims for specific performance or injunctive relief.  Without limiting the generality of the foregoing, the parties’ and their Affiliates irrevocably waive to the fullest extent permitted by law any claim or cause of action that it might otherwise assert including, without limitation, any right to rescission, under the common law or federal or state securities, trade regulations or other laws, by reason of this Agreement or the transactions contemplated hereby, except for claims and causes of action brought for indemnification pursuant to this Article VIII and except for claims for specific performance or injunctive relief.

THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.

ARTICLE IX

Miscellaneous

Section 9.1.Notices.  All notices provided for hereunder shall be in writing and shall be deemed to be given:

(a)When delivered to the individual, or to an officer of the company, to which the notice is directed;

(b)Three (3) days after the same has been deposited in the United States mail, sent Certified or Registered mail with Return Receipt Requested, postage prepaid and addressed as provided in this Section; or

(c)When delivered by a generally recognized overnight delivery service (including United States Express Mail), with receipt acknowledged and with all charges prepaid by the sender addressed as provided in this Section.  Notices shall be directed as follows:

(1)if to Seller, to:

Chief Executive Officer

StoneMor Partners L.P.

3600 Horizon Boulevard, Suite 100

Trevose, Pennsylvania 19053

with a copy to:

General Counsel

StoneMor Partners L.P.

3600 Horizon Boulevard, Suite 100

Trevose, Pennsylvania 19053

(2)if to Buyer, to:

Carriage Funeral Holdings, Inc.

3040 Post Oak Blvd., Suite 300

Houston, TX 77056

Attention:  Legal Department

with a copy to:

or at such other place or places or to such other Person or Persons as shall be designated by like notice by any party hereto.

Section 9.2.Expenses.  Each party hereto shall pay its own expenses, including without limitation, fees and expenses of its agents, representatives, counsel, auditors, and accountants, incidental to the preparation and carrying out of this Agreement.  Except as provided for in Section 1.6, Seller and/or Buyer shall pay any fees imposed on the Closing of this transaction, consistent with the customary practices in the state where the Business is located.

Section 9.3.Attorneys’ Fees.  In the event of any controversy, claim or dispute between or among any of the parties hereto arising out of or relating to this Agreement, or any default or breach or alleged default or breach hereof, each party shall pay its own attorneys’ fees, costs and expenses associated with any such action.  If any party hereto shall be joined as a party in any judicial, administrative, or other legal proceeding arising from or incidental to any obligation, conduct or action of another party hereto, the party so joined shall be entitled to be reimbursed by the other party for its reasonable attorneys’ fees and costs associated therewith.

Section 9.4.Seller’s Broker.  Seller has engaged the services of a broker (Johnson Consulting Group) to assist with the transaction contemplated by this Agreement.  Seller agrees to indemnify Buyer against any claim by its broker for any unpaid commission, brokerage or finder’s fee made by Seller’s broker arising in relation to this Agreement.

Section 9.5.Parties in Interest.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties except that prior to Closing, Buyer may assign its rights and obligations hereunder to any one or more of its direct or indirect wholly-owned subsidiaries, provided that any such assignment shall not relieve Buyer from its obligations and liabilities hereunder.  Nothing in this Agreement, expressed or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.  In the event Buyer transfers the Business or a majority of the assets relating to the Business to any person or entity after Closing, Buyer shall require as a condition to such transfer that the transferee agree to perform any obligations remaining to be performed under this Agreement as if such transferee were a party to this Agreement.  The obligations of Seller hereunder shall be joint and several as to all parties defined as a “Seller” in this Agreement and the obligations of Buyer hereunder shall be joint and several as to all parties defined as a “Buyer” in this Agreement.

Section 9.6.Entire Agreement; Amendment.  (a) This Agreement together with the other agreements provided for herein embodies the whole agreement of the parties.  There are no promises, terms, conditions, or obligations other than those expressly contained herein.  Except for the terms of any Confidentiality Agreement, all previous negotiations, communications, representations or agreements between the parties hereto, whether verbal or written, which are not herein contained, are hereby superseded, withdrawn, annulled and of no force or effect.

(b)This Agreement may not be amended except by an instrument in writing signed on behalf of each party hereto.

Section 9.7.Captions; Counterparts.  The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  No provision of this Agreement will be interpreted in favor of, or against, either of the parties to this Agreement by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  A facsimile or electronically transmitted signature page shall constitute an original.

Section 9.8.Governing Law.  This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws, unless otherwise expressly set forth herein and any proceedings to enforce the terms of this Agreement shall be brought solely in a court of competent jurisdiction sitting in Wilmington, Delaware.  By entering into this Agreement, the parties hereto specifically waive all right to a jury trial, as well as objections and defenses based on lack of personal jurisdiction, improper venue, and forum non conveniens.

Section 9.9.Severability.  In case any term, phrase, clause, paragraph, restriction, covenant or agreement herein contained shall be held to be invalid or unenforceable, the same shall be deemed and it is hereby agreed that the same are meant to be severable and shall not defeat or impair the validity, legality or enforceability of the remaining provisions hereof.

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IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this Asset Sale Agreement to be effective on the date first above written.

BUYER:
By: /s/ Melvin C. Payne Print name: Melvin C. Payne Print title: Chief Executive Officer & President

[Buyer’s signature page to Asset Sale Agreement]

SELLER: StoneMor California, Inc.	StoneMor California Subsidiary, Inc.
By: /s/ Austin K. So Print name: Austin K. So Print title: Senior Vice President, Chief Legal Officer and Secretary	By: /s/Austin K. So Print name: Austin K. So Print title: Senior Vice President, Chief Legal Officer and Secretary

[Seller’s signature page to Asset Sale Agreement]

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